                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP


     We consent to incorporation by reference in the registration statements (No. 33-98026, 33-98566, 33-98568 and 333-16891) on Forms S-8 of SpeedFam
International, Inc. of our reports dated June 26, 1998, relating to the consolidated balance sheets of SpeedFam International, Inc. and consolidated subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended May 31, 1998, and related schedule, and the consolidated balance sheets of SpeedFam Co., Ltd. and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which reports appear in the 1998 annual report on Form 10-K of SpeedFam International, Inc.


                                          KPMG LLP



March 4, 1999

Chicago, Illinois